Exhibit 99.1

Contact: Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100 NEWS RELEASE

Mission Resources Announces Drilling Successes

HOUSTON, April 18, 2005 – Mission Resources Corporation (NASDAQ: MSSN) announced today the results of several successful projects that are located in Mission’s core areas, including the Gulf Coast and the Permian Basin.

“The recent successes in our capital program are very exciting and provide a great platform for future development opportunities,” said Robert L. Cavnar, Chairman, President and Chief Executive Officer. “The results of our early 2005 drilling and development activities continue to validate our disciplined approach to opportunity assessment and risk management.”

From January 1 through March 31, 2005, Mission has participated in the drilling of 28 development wells and five exploratory wells with 27 wells currently in progress (23 development and four exploratory). Some highlights regarding these projects are as follows:

•	Testing continues at the Dehnert #1 in our Lions Wilcox field in Goliad County, Texas. The Corona 3 Sand is set to be perforated and then followed by completion of the primary objective that logged 67 net feet of pay similar to the zone producing in the Weise #1. Mission holds a 35% working interest and will be the operator after completion.

•	Two additional Lions Wilcox field wells, the Buckner Foundation #1 and Weise #2, have been drilled to total depth and logged. We are running production casing to 15,700 feet at the Buckner Foundation #1 and to 16,000 feet at the Weise #2. Completion operations on both of these wells, which logged pay in several Lower Wilcox sandstones in the interval from 13,600 feet to 15,200 feet, will commence in April and May. We anticipate that these Lions Wilcox field wells will have substantially similar results to the Weise #1, which flowed at an initial gross rate of 14.5 million cubic feet of gas per day (“MMcfg/d”). A third well, the Simmons #1 is currently drilling at 13,149 feet. Mission holds a 35% working interest in the Simmons #1 and the Buckner Foundation #1 and a 31.5% working interest in the Weise #2.

•	In Jefferson County, Texas, we drilled the Iles #1 to 11,515 feet to evaluate the Yegua EY formation. This well has previously found approximately 60 feet of apparent pay in two intervals from 10,400 feet to 10,700 feet. We are currently waiting on regulatory permits and evaluating completion alternatives. Mission holds a 70% working interest in this prospect.

•	The Mission operated High Island Block A-553 #4 well which was drilled to a total depth of 5,500 feet, has been completed in the “5500 Foot Sand” and tested at restricted rates of up to 3 MMcfg/d. We estimate that once the well is turned to sales, it will produce at approximately 5 MMcfg/d, gross. We expect that the control umbilical and flowline will be installed at this subsea completion in mid-summer. Mission holds a 36% working interest in this well.

•	At our North Leroy field in Vermilion Parish, Louisiana, the Ledoux #1 was drilled to a total depth of 12,500 feet and production casing has been set to bottom. This well found 40 feet of net pay in the Marg howeii sand that has previously produced 4.5 Bcfe from the Mission LeBlanc #1 completed in October 2003. The Ledoux #1, in which Mission holds a 77% working interest, is expected to be completed later this month.

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com

•	In the Jalmat field in Lea County, New Mexico, we have completed work on 15 wells in our recompletion/refracture program to the Yates / 7-Rivers formations. Thirteen of these wells are currently on production for a combined gross production rate of approximately 1.344 million cubic feet equivalent per day (“Mmcfe/d”). The remaining two wells are being prepared for sales. One additional well will be recompleted to the Yates / 7-Rivers during the second quarter of 2005. Based upon the success of this program, we plan an additional work program in late 2005.

•	Also in the Jalmat field, three new wells have been drilled to test the Yates / 7-Rivers, and are now being completed. Mission anticipates these wells will be turned to sales in early-second quarter. Mission is the operator of this field and holds a 95% working interest.

•	In the West Lake Verret field in St. Martin Parish, Louisiana, Mission has completed the workover / recompletion of 13 wells (12 successful) to various reservoirs between 3,000 and 13,400 feet for a combined gross initial production rate of 8.4 Mmcfe/d. Mission also drilled three wells in the first quarter 2005, of which two were successful, for a combined gross initial rate of 1.0 MMcfe/d. Mission has identified four additional wells for workover or recompletion in the second quarter of 2005. Mission is the operator of this field and holds a 100% working interest.

•	Other Permian area highlights include five wells in progress in the Goldsmith field in Ector County, Texas, two wells in progress at the Brahaney Unit in Yoakum County, Texas, one successful well and one well in progress in the TXL North Unit in Ector County, Texas, and five wells in progress in the Waddell Ranch field in Crane County, Texas.

•	At the Reddell field located in Evangeline Parish, Louisiana, the Coreil #2 well was completed in the Upper Wilcox reservoir on April 1 and is producing at a gross rate of 2.4 Mmcfe/d. The Pardee O #1 well finished drilling to 11,320 feet and has been perforated and stimulated in the Upper Wilcox reservoir. Official testing and production will start next week upon connection to the pipeline. Mission holds a 13.7% working interest in these two wells. In addition, the Pardee N #1 well that was spuded on March 19, is currently drilling below 12,000 feet. This well will test the Middle/Lower Wilcox reservoir. Mission holds a 15% working interest in this well.

As announced on April 4, 2005, Mission and Petrohawk Energy Corporation (NASDAQ: HAWK) (“Petrohawk”) have entered into a definitive agreement whereby Petrohawk will acquire Mission for a combination of Petrohawk stock, cash and the assumption of debt. The acquisition is subject to customary conditions, including the approval of the stockholders of both companies. A joint proxy statement covering the proposed transaction will be filed with the Securities and Exchange Commission. The transaction is expected to close in the third quarter of 2005.

Petrohawk’s management will speak Wednesday, April 20, 2005 at 10:55 a.m. EDT to the investment community via live audio webcast at the Independent Petroleum Association of America’s 2005 Oil & Gas Investment Symposium at the Sheraton Hotel, 811 7th Avenue, New York City. Investors can access the live audio webcast of the presentation and accompanying slide materials located at our website http://www.mrcorp.com. A replay of the presentation will be available within 24 hours of the live presentation and will be archived at this site.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business.

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com

In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

In connection with the acquisition of Mission Resources Corporation by Petrohawk Energy Corporation, Petrohawk and Mission will file materials relating to the acquisition with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Petrohawk and Mission are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Petrohawk, Mission and the acquisition. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Petrohawk may be obtained free of charge from Petrohawk’s website at www.petrohawk.com. The documents filed with the SEC by Mission may be obtained free of charge from Mission’s website at www.mrcorp.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

Petrohawk, Mission and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Petrohawk and Mission in favor of the acquisition. Information about the executive officers and directors of Petrohawk and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available. Information about the executive officers and directors of Mission and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available. Information about the executive officers and directors of Mission and their ownership of Mission common stock is set forth in the Annual Report on Form 10 K/A that was filed with the SEC on April 12, 2005.

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com